Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Xinyuan Real Estate Co., Ltd. for the registration of 37,253,670 shares of its common stock and to the incorporation by reference therein of our reports dated April 15, 2013, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd., and the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

October 30, 2013